EX. 99.28(d)(2)(xx)

Amendment to

Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and BNY Mellon Asset Management North America Corporation

(formerly Mellon Capital Management Corporation)

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and BNY Mellon Asset Management North America Corporation (formerly Mellon Capital Management Corporation), a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Variable Fund LLC, as listed on Schedule A of the Agreement.

Whereas, the Parties have agreed to amend the following section of the Agreement, to update the Adviser’s address and Sub-Adviser’s address:

“Section 17. Notice.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Sub-paragraph a) and sub-paragraph b), in Section 17. “Notice,” shall be deleted and replaced, each in its entirety, with the following:

a)	To Adviser:
Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
E-mail: JNAMLegal@jackson.com

b)	To Sub-Adviser:
BNY Mellon Asset Management North America Corporation
One Boston Place
201 Washington Street
Boston, MA 02108-4408
Attn: Relationship Manager
E-mail: AMNARelationshipManagement@bnymellon.com

With a Copy to:
BNY Mellon Asset Management North America Corporation
One Boston Place
Boston, MA 02108-4408
Attn: Compliance Department
E-mail: amnacompliance@bnymellon.com

B-1

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective August 31, 2018.

Jackson National Asset Management, LLC		BNY Mellon Asset Management North America Corporation

By:	/s/ Mark D. Nerud	By:	/s/ Almond C. Goduti
Name:	Mark D. Nerud	Name:	Almond C. Goduti
Title:	President and CEO	Title:	Managing Director